UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 12, 2007

PORTLAND GENERAL ELECTRIC COMPANY

(Exact name of registrant as specified in its charter)

Oregon	Commission File Number	93-0256820
(State or other jurisdiction of incorporation or organization)	1-5532-99	(I.R.S. Employer Identification No.)

121 SW Salmon Street, Portland, Oregon 97204

(Address of principal executive offices) (zip code)

Registrant's telephone number, including area code: (503) 464-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01 Other Events.

Receivables and Refunds on Wholesale Market Transactions - Settlement

On March 12, 2007, Portland General Electric Company (PGE or the Company) reached a settlement that resolves all issues between the Company and certain California parties relating to wholesale energy transactions in the western markets during the January 1, 2000 through June 20, 2001 time period. The settlement resolves a number of proceedings and investigations before the Federal Energy Regulatory Commission (FERC) and the U.S. Ninth Circuit Court of Appeals relating to various issues and claims in the California refund case (Docket No. EL00-95), the issue of refunds for the summer 2000 period; investigations of anomalous bidding activities and market practices (Docket Nos. IN03-10-000 and EL03-165-000); claims for refunds related to sales in the Pacific Northwest (Docket No. EL01-10), and the complaint by the California Attorney General for refunds from market-based rates retroactively to May 1, 2000. In addition to the Company, parties to the settlement include the California Attorney General; the California Department of Water Resources; the California Electricity Oversight Board; the California Public Utilities Commission; Southern California Edison Company; Pacific Gas & Electric Company; and San Diego Gas & Electric Company; collectively referred to as the California Parties. Other affected market participants will be given the opportunity to join the settlement. However, the rights of parties electing not to join the settlement are unaffected and they will neither receive the benefits of the settlement nor be subject to its obligations. The Company believes that any amount that it may owe to non-settling parties would not be material. The settlement has been filed with the FERC for its approval.

Following FERC approval, PGE currently estimates that it will receive a net cash payment from the California Power Exchange (PX) of approximately $27 million, which includes net interest on its past due receivables. PGE had previously established reserves totaling $40 million related to these matters based upon its estimation of the potential liability.   The Company currently estimates that it will record a pre-tax increase to income of approximately $4 million to $5 million if the settlement is approved by the FERC. PGE management cannot predict whether or when the FERC will approve the settlement.

PGE currently has net accounts receivable balances totaling approximately $62.7 million from the California Independent System Operator and the PX for wholesale electricity sales made from November 2000 through February 2001. The funds related to these sales are currently being held by the PX pending resolution of the California refund proceedings. Under terms of the settlement, all but $1.78 million of PGE’s $62.7 million receivable balance, plus associated interest as of December 31, 2006 of $25.3 million will be released, either to an escrow account for payment to refund recipients or in cash to PGE. Under the settlement, PGE has agreed to refund to the market $65.4 million, which is comprised of a principal settlement amount of $48.4 million plus estimated interest of $17.0 million as of December 31, 2006. However, only $42.3 million of the principal settlement amount will be paid out in the settlement because PGE is receiving a $6.1 million credit for a payment in that amount that it made to certain of the California Parties in another proceeding. Thus, if the settlement is approved by the FERC, PGE will assign $59.3 million of the balance in its receivables account (plus additional interest accrued to the projected date of distribution) to an escrow account for distribution to the California Parties and other settling participants. PGE’s interest stated above will also be adjusted forward to the projected date of distribution under the settlement. The settlement also provides that the PX will continue to hold a reserve of approximately $1.78 million that can be used to fulfill miscellaneous continuing obligations under the FERC refund proceedings. Any amount not so used would ultimately be returned to PGE.

For additional information related to these matters, refer to “Note 15 - Receivables and Refunds on Wholesale Market Transactions” in PGE’s 2006 Annual Report on Form 10-K.

Information Regarding Forward-Looking Statements

This current report includes forward-looking statements. Portland General Electric Company based these forward-looking statements on its current expectations and projections about future events in light of its knowledge of facts as of the date of this current report and its assumptions about future circumstances. Investors are cautioned that any such forward-looking statements are subject to risks and uncertainties, including matters and events related to the approval of the settlement by the FERC, possible appeal of any order approving the settlement, and the failure of other market participants to join into the settlement. As a result, actual results may differ materially from those projected in the forward-looking statements. The Company assumes no obligation to update any such forward-looking statement. Prospective investors should also review the risks and uncertainties listed in the Company’s most recent Annual Report on Form 10-K and the Company’s reports on Form 8-K and Form 10-Q filed with the United States Securities and Exchange Commission, including Management's Discussion and Analysis of Financial Condition and Results of Operation and the risks described therein from time to time.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PORTLAND GENERAL ELECTRIC COMPANY
(Registrant)

Date:	March 13, 2007	By:	/s/ James J. Piro
James J. Piro Executive Vice President, Finance Chief Financial Officer and Treasurer

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